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                                                                       EXHIBIT 5

                               PALMER & DODGE LLP
                               ONE BEACON STREET
                           BOSTON MASSACHUSETTS 02108

TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420

                               November 22, 1996

TECO Energy, Inc.
702 North Franklin Street
Tampa, FL 33602

     We are rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by TECO Energy, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to shares of the Company's Common Stock, $1.00 par value (the "Shares"), to be issued in connection with the merger of Lykes Energy, Inc. ("Lykes") with and into the Company, or, subject to certain conditions, with a wholly-owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger dated as of November 21, 1996 between the Company and Lykes (the "Agreement").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares to be issued in the merger have been duly authorized, and upon issuance in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of our name under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Palmer & Dodge LLP